Exhibit 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Harry J. White, Jr. Chief Financial Officer (214) 631-1166

SILVERLEAF RESORTS, INC.
ANNOUNCES THIRD QUARTER RESULTS

     DALLAS, TEXAS. (November 12, 2004) — Silverleaf Resorts, Inc. (OTC:SVLF) today announced financial results for its third quarter ended September 30, 2004.

     Total revenue for the third quarter of 2004 increased 8.2% to $48.6 million from $44.9 million in the third quarter of 2003. Vacation interval sales increased $2.6 million, or 7.6%, over the third quarter of 2003. For the quarter ended September 30, 2004, net income was $4.0 million, or $0.10 per diluted share, on approximately 39 million weighted average common and common equivalent shares outstanding. For the 2003 third quarter, net income was $8.3 million, or $0.23 per diluted share, which included a $5.1 million gain ($0.14 per diluted share) on an early extinguishment of debt during the quarter.

     Earnings for the first nine months of 2004 were $9.4 million, or $0.24 per diluted share. For the comparable 2003 period, the Company reported a net loss of $14.8 million, or $0.40 per diluted share, as a result of a first quarter adjustment in 2003.

     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 12 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2003 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 29, 2004.

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Vacation Interval sales	$36,738	$34,132	$105,869	$95,169
Sampler sales	571	389	1,485	1,275

Total sales	37,309	34,521	107,354	96,444
Interest income	9,354	8,570	27,575	25,988
Management fee income	300	300	900	1,247
Gain on sales of notes receivable	—	—	580	2,832
Other income	1,610	1,486	4,171	4,156

Total revenues	48,573	44,877	140,580	130,667
Costs and Operating Expenses:
Cost of Vacation Interval sales	6,166	5,871	19,485	16,531
Sales and marketing	18,477	16,654	53,643	50,056
Provision for uncollectible notes	7,348	6,827	21,180	47,988
Operating, general and administrative	6,908	7,378	20,405	21,288
Depreciation and amortization	1,074	1,116	3,273	3,461
Interest expense and lender fees	4,568	3,835	13,144	12,463

Total costs and operating expenses	44,541	41,681	131,130	151,787
Other Income:
Gain on early extinguishment of debt	—	5,118	—	6,376

Total other income	—	5,118	—	6,376
Income (loss) before provision for income taxes	4,032	8,314	9,450	(14,744)
Provision for income taxes	—	(10)	(23)	(83)

Net income (loss)	$4,032	$8,304	$9,427	$(14,827)

Basic income (loss) per share:	$0.11	$0.23	$0.26	$(0.40)

Diluted income (loss) per share:	$0.10	$0.23	$0.24	$(0.40)

Weighted average basic shares outstanding:	36,860,238	36,826,906	36,849,411	36,826,906

Weighted average diluted shares outstanding:	38,954,815	36,826,906	38,922,668	36,826,906

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$4,223	$4,093
Restricted cash	2,994	1,624
Notes receivable, net of allowance for uncollectible notes of $55,172 and $48,372, respectively	205,073	193,379
Accrued interest receivable	2,337	2,169
Investment in Special Purpose Entity	5,441	6,053
Amounts due from affiliates	1,638	150
Inventories	101,650	101,399
Land, equipment, buildings, and utilities, net	25,160	27,488
Land held for sale	2,991	2,991
Prepaid and other assets	14,231	12,441

TOTAL ASSETS	$365,738	$351,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$7,642	$6,705
Accrued interest payable	1,055	1,087
Amounts due to affiliates	1,323	656
Unearned revenues	4,736	3,712
Notes payable and capital lease obligations	218,963	215,337
Senior subordinated notes	34,883	36,591

Total Liabilities	268,602	264,088

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,249,006 shares issued, 36,860,238 shares outstanding at September 30, 2004, and 36,826,906 shares outstanding at December 31, 2003	372	372
Additional paid-in capital	116,614	116,999
Retained deficit	(15,246)	(24,673)
Treasury stock, at cost, 388,768 shares at September 30, 2004 and 422,100 shares at December 31, 2003	(4,604)	(4,999)

Total Shareholders’ Equity	97,136	87,699

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$365,738	$351,787